Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made as of this 20th day of November, 2009, by and between UTEK CORPORATION, a Delaware corporation, having an office at 2109 East Palm Ave., Tampa, Florida 33605 (hereinafter referred to as “UTEK”), and Doug Schaedler (hereinafter referred to as “Employee”).

WHEREAS, UTEK desires to employ Employee in the position as Chief Executive Officer; and

WHEREAS, Employee is willing to be employed in said position in the manner provided for herein, and to perform the duties of the UTEK upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows;

1. Employment of Employee. UTEK hereby employs Employee as Chief Executive Officer.

2. Term. The term of this Agreement shall commence on November 23rd, 2009 (the “Commencement Date”) and expire on December 31, 2012, unless sooner terminated or renewed as provided hereunder. During the term hereof, Employee shall devote substantially all of his business time and efforts to UTEK and its subsidiaries and affiliates.

3. Duties. The Employee shall perform those functions generally performed by persons of such title and position, shall perform any and all related duties, and shall be available to confer and consult with and advise the officers and directors of UTEK at such times that may be required by UTEK.

4. Compensation. Employee shall be paid as follows:

a. A salary of Three Hundred Twenty Five Thousand Dollars ($325,000.00) per year, payable in bi-weekly installments effective as of the date of this Agreement; and

b. Employee shall be granted 175,000 stock options at the closing market price at the close of business on November 23, 2009, which options shall vest on December 31st, 2012, assuming that the Employee remains employed for the term of this Agreement. These options will be exercisable as provided in the Company’s Stock Option Plan,

In addition, Employee shall be granted 60,000 shares of restricted stock before January 15, 2010, with 20,000 shares vesting each on the anniversary date of this Agreement. However, if Employee does not complete the term of the Agreement, the shares that have vested will remain locked up for an additional (2) two years from the last date of employment.

c. In addition to the base salary, Employee may be eligible to earn a performance and incentive bonus from the Company for each full Year (12 months) of service during the term of this agreement if the Employee is employed by the company at the end of each year, payable by January 15th of the following year. The target amount for bonuses may be a maximum of 35% of the employee’s base salary in effect on Dec 1st of each year. The bonuses will be calculated based upon two factors: (1) net revenue and growth targets for the Company as may be set for such year by the Compensation Committee with Board approval; and, (2) Shareholder value appreciation. These two factors will be weighted as follows:

Revenue and Growth targets – 50% and Shareholder value appreciation – 50%.

In addition the Employee may participate in any benefit plans provided by UTEK.

d. UTEK shall include Employee in its health insurance program available to its employees and shall pay 100% of the premiums for such program. Employee shall be entitled to three weeks of paid vacation each year of employment.

e. In the event of termination by Utek during the term of the employment agreement, other than for Cause, Employee shall be entitled to a one time lump sum payment equal to six months based upon the base salary. In addition, the options detailed in 4b will vest pro rata for each month of service worked under the terms of this agreement. For example if twelve months of service have been worked and the employee is terminated then 12/36 of the 175,000 will vest and be awarded to the employee.

5. Confidential Information

a. The Employee has acquired and will acquire information and knowledge respecting the intimate and confidential affairs of the UTEK (for this purpose including all subsidiaries and affiliates, including without limitation confidential information with respect to UTEK’s customer lists, technologies, business methodology, business techniques, promotional materials and information, and other similar matters treated by the as confidential (the Confidential Information). Accordingly, the Employee covenants and agrees that during his employment by UTEK (whether during the Term hereof or otherwise) and thereafter, the Employee shall not, without the prior written consent of UTEK, disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of the Employee’s duties hereunder, any Confidential Information obtained by the Employee while in the employ of UTEK.

b. The Employee agrees that all memoranda, notes, records, data base information, papers or other documents and all copies thereof relating to the UTEK’s operations or business, some of which may be prepared by the Employee, and all objects associated therewith in any way limited by the Employee shall be UTEK’s property. This shall include, but is not limited to, documents and objects concerning any customer contracts, manuals, mailing lists, advertising materials, and all of their materials and records of any kind that may be in the Employee’s possession or under the Employee’s control. The Employee shall not, except for UTEK’s use, copy or duplicate any of the aforementioned documents or objects (except for the purpose of performing Employee’s duties) nor remove them from UTEK’s facilities, nor use any information concerning them except for the covenants and agrees that the Employee will deliver to UTEK upon termination of the Employee’s employment, or any other time at UTEK’s request.

c. The Employee shall deliver to UTEK or its designee at the termination of his employment all data, correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by Employee, solely or jointly with others, that are in Employee’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of UTEK or one its subsidies . In this regard, the Employee hereby grants and conveys to UTEK all right, title, and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by the Employee or under his direction or that may come into his possession in any way during the term of his employment with e UTEK that relate in any manner to the past, present or anticipated business of any member of UTEK or one its subsidies.

6. Covenant Not to Compete.

a. The Employee covenants and agrees that during the Employee’s employment by the UTEK (whether during the Term hereof or otherwise), and thereafter for a period of one (1) year following the termination of the Employee’s employment with UTEK, the Employee will not:

(1) directly or indirectly engage in, continue in or carry on the business of any corporation, partnership, firm or other business organization which is now, becomes or may become a direct competitor of the UTEK in its business (UTEK’s Business), including owning or controlling any financial interest in, any corporation, partnership, firm or other form of business organization which competes with or is engaged in or carries on any aspect of such business or any business substantially similar thereto;

(2) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now, becomes or may become a competitor of the UTEK during the Employee’s employment with the UTEK;

(3) engage in any practice the purpose of which is to evade the provisions of this Agreement or to commit any act which is detrimental to the successful continuation of, or which adversely affects, the business of the UTEK.

b. The Employee agrees that the geographic scope of this covenant not to compete shall extend to the geographic area where the UTEK’s customers conduct business or are located at any time during the Term of this Agreement. For the purposes of this Agreement, “Customers” means any person, university or entity to which the UTEK provides or has provided services within a period of one (1) year prior to the Employee’s termination of services for the furtherance of such customer’s business within such period of one (1) year the UTEK has pursued or communicated with for the purposes of obtaining business for the UTEK.

c. In the event of any breach of this covenant not to compete, the Employee recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to the UTEK for such violation or breach and regardless of any provisions contained in this Agreement, the UTEK shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 7. In any action or proceeding by the UTEK to obtain a temporary restraining order and/or preliminary injunction to enforce the covenant, the

Employee hereby agrees that the UTEK shall not be required to put an injunction bond in excess of One Thousand Dollars ($1,000.00) in order to obtain the temporary restraining order and/or preliminary injunction. It is further acknowledged and agreed that the existence of any claim or cause of action on the part of the Employee against the UTEK, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of this covenant not to compete, and the duration of this covenant not to compete shall be extended in an amount which equals the time period during which the Employee is or has been in violation of this covenant not to compete.

d. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtained to the extent necessary to render it enforceable.

e. For the purposes of this Section 6, UTEK shall be deemed to include the UTEK, as well as its subsidiaries and affiliates.

f. The parties hereto expressly acknowledge and agree that any provision of this Section 6 may be amended or waived by the mutual written agreement of both parties.

7. Termination.

a. UTEK shall also have the right to terminate this Agreement immediately For Cause which shall include, but not be limited to, fraud, and breach of fiduciary duty, conviction of a crime or like conduct. If the Employee is terminated for Cause, UTEK will not be required to make any further compensation payments to Employee, as provided in Paragraph 4 above under the under the terms of this Agreement.

b. If the Employee terminates his employment, UTEK will not be required to make any further compensation payments to Employee, as provided in Paragraph 4 above under the under the terms of this Agreement.

c. Either party may terminate this Agreement for any reason by giving the other party ninety (90) days written notice. If termination is not for Cause by the Employer, the Employee will entitled to compensation as provided in Paragraph 4 (e) above.

8. Arbitration Any controversies between UTEK and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement shall on the written request of either party served on the other and submitted to arbitration. Such arbitration shall comply with and be governed by the rules of the American Arbitration Association. An arbitration demand must be made within one (1) year of the date on which the party demanding arbitration first had notice of the existence of the claim to be arbitrated, or the right to arbitration along with such claim shall be considered to have been waived. An arbitrator shall be selected according to the procedures of the American Arbitration Association. The cost of arbitration shall be born by the losing party or in such proportions as the arbitrator shall decide. The arbitrator shall have no authority to add to, subtract from or otherwise modify the provisions of this Agreement, or to award punitive damages to either party.

9. Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

10. Entire Agreement: Survival.

a. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between UTEK and Employee with respect to Employee’s employment by UTEK. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other Provision. This Agreement may not be amended except by an agreement in writing signed by the Employee and the UTEK, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

b. The provisions of Sections 5, 6, 8, 9, 10, 12 and 14 shall survive the termination of this Agreement.

11. Assignment. This Agreement shall not be assigned to other parties.

12. Governing Law . This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the laws of the State of Florida, without regard to the conflicts of laws principles thereof and the parties agree that the jurisdiction shall be in Hillsborough County, Florida.

13. Notice. All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

a. delivered by hand;

b. sent be fax, (with receipt confirmed), provided that a copy Is mailed by registered or certified mail, return receipt requested; or

c. received by the addressee as sent be express delivery service (receipt requested) in each case to the appropriate addresses, and fax numbers as the party may designate to itself by notice to the other parties:

(i)	if to the UTEK:

UTEK Corporation

2109 East Palm Ave

Tampa, Florida 33605

Attention: Sam Reiber

Vice President & General Counsel

Telephone: 813-754-4330

(ii)	If to the Employee:

Doug Schaedler

14. Severability. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

UTEK CORPORATION

By:	/S/ Keith M. Witter
Keith M. Witter
Chairman of Board

Employee:

/S/ Doug Schaedler
Doug Schaedler